ENERGY TRANSFER EQUITY ANNOUNCES FIFTH CONSECUTIVE QUARTERLY CASH DISTRIBUTION INCREASE

Increases Quarterly Distribution to $0.6925 per Unit on Pre-Split Basis

Momentum Continues Across the Entire Family of Partnerships

DALLAS – January 28, 2014 – Energy Transfer Equity, L.P. (NYSE: ETE) (“ETE” or the “Partnership”) today announced that its Board of Directors has approved a quarterly distribution increase of $0.02 per ETE common unit on a pre-split basis ($0.01 per ETE common unit on a post-split basis) for the quarter ended December 31, 2013.
ETE recently announced the completion of its two-for-one split of the Partnership’s outstanding common units, resulting in ETE outstanding common units doubling to approximately 560 million units. Therefore, the increase in the quarterly distribution is $0.01 per ETE common unit on a post-split basis. ETE unitholders will be paid the quarterly distribution on the post-split basis.
The ETE Board of Directors has approved an increase in its quarterly distribution to $0.6925 per unit on a pre-split basis ($0.34625 on a post-split basis) on ETE common units for the quarter ended December 31, 2013. This is the fifth consecutive quarter that ETE has raised its distribution. The cash distribution will be paid on February 19, 2014 to unitholders of record as of the close of business on February 7, 2014.
ETE and its subsidiary, Energy Transfer Partners, L.P. (NYSE:ETP), expect to release earnings for the quarter ended December 31, 2013 on Wednesday, February 19, 2014, after the market closes. ETE and ETP will conduct a joint conference call on Thursday, February 20, 2014 at 8:30 a.m. Central Time to discuss their quarterly results. The conference call will be broadcast live via an internet web cast, which can be accessed through www.energytransfer.com. The call will also be available for replay on Energy Transfer’s web site for a limited time.
Company: Energy Transfer Equity, L.P. (NYSE: ETE)
Record Date: February 7, 2014
Ex-Date: February 5, 2014
Payment Date: February 19, 2014
Amount Paid: $0.34625 per Common Unit
Energy Transfer Equity, L.P. (NYSE: ETE) is a master limited partnership which owns the general partner and 100% of the incentive distribution rights (IDRs) of Energy Transfer Partners, L.P. (NYSE: ETP), approximately 49.6 million ETP common units, and approximately 50.2 million ETP Class H Units, which track 50% of the underlying economics of the general partner interest and IDRs of Sunoco Logistics Partners L.P. (NYSE: SXL). ETE also owns the general partner and 100% of the IDRs of Regency Energy Partners LP (NYSE: RGP) and approximately 26.3 million RGP common units. The Energy Transfer family of companies owns more than 56,000 miles of natural gas, natural gas liquids, refined products, and crude oil pipelines. For more information, visit the Energy Transfer Equity, L.P. web site at www.energytransfer.com.
Energy Transfer Partners, L.P. (NYSE: ETP) is a master limited partnership owning and operating one of the largest and most diversified portfolios of energy assets in the United States. ETP currently owns and operates approximately 35,000 miles of natural gas and natural gas liquids pipelines. ETP owns 100% of Panhandle Eastern Pipe Line Company, LP (the successor of Southern Union Company) and Sunoco, Inc., and a 70% interest in Lone Star NGL LLC, a joint venture that owns and operates natural gas liquids storage, fractionation and transportation assets. ETP also owns the general partner, 100% of the incentive distribution rights, and approximately 33.5 million common units in Sunoco Logistics Partners L.P. (NYSE: SXL), which operates a geographically diverse portfolio of crude oil and refined products pipelines, terminalling and crude oil acquisition and marketing assets. ETP’s general partner is owned by ETE. For more information, visit the Energy Transfer Partners, L.P. web site at www.energytransfer.com.
Regency Energy Partners LP (NYSE: RGP) is a growth-oriented, midstream energy partnership engaged in the gathering and processing, contract compression, treating and transportation of natural gas and the transportation, fractionation and storage of natural gas liquids. RGP also holds a 30% interest in Lone Star NGL LLC, a joint venture that owns and operates natural gas liquids storage, fractionation, and transportation assets in Texas, Louisiana and Mississippi. Regency’s general partner is owned by Energy Transfer Equity, L.P. (NYSE:ETE). For more information, visit the Regency Energy Partners LP web site at www.regencyenergy.com.
Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership that owns and operates a logistics business consisting of a geographically diverse portfolio of complementary crude oil and refined product pipeline, terminalling, and acquisition and marketing assets. SXL’s general partner is owned by Energy Transfer Partners, L.P. (NYSE: ETP).  For more information, visit the Sunoco Logistics Partners, L.P. web site at www.sunocologistics.com.
Forward-Looking Statements
This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnerships’ Annual Reports on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnerships undertake no obligation to update or revise any forward-looking statement to reflect new information or events.
This release serves as qualified notice to nominees as provided for under Treasury Regulation section 1.1446-4(b)(4) and (d). Please note that 100 percent of Energy Transfer Partners, L.P.’s and Energy Transfer Equity, L.P.’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Energy Transfer Partners, L.P.’s and Energy Transfer Equity, L.P.’s distributions to foreign investors are subject to federal tax withholding at the highest applicable effective tax rate. Nominees are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors.

The information contained in this press release is available on our web site at www.energytransfer.com.
Contacts
Investor Relations:
Energy Transfer
Brent Ratliff
214-981-0700 (office)

Media Relations:
Vicki Granado
Granado Communications Group
214-599-8785 (office)
214-498-9272 (cell)

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